EXHIBIT 12 (a)

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                                                           METRIS COMPANIES INC.
                                          COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                                           (DOLLARS IN THOUSANDS)



                                                                         Year Ended December 31,
                                                                         -----------------------
                                                         1999          1998        1997       1996       1995
                                                         ----          ----        ----       ----       ----

Earnings before income taxes and extraordinary loss: (1)  $191,316     $93,248     $61,883    $32,546     $7,449


Fixed Charges: (1)
     Interest on indebtedness, and
       amortization of debt expense                         55,841      30,513      11,951      4,106      1,217
     Interest factor of rental expense                       3,706       2,134       1,313        378         50
                                                          --------    --------     -------    -------     ------

     Total fixed charges                                    59,547      32,647      13,264      4,484      1,267


                                                          --------    --------     -------    -------     ------
Total available earnings                                  $250,863    $125,895     $75,147    $37,030     $8,716
                                                          ========    ========     =======    =======     ======



Ratio of earnings to fixed charges                            4.21        3.86        5.67       8.26       6.88

(1)  As defined in Item 503(d) of Regulation S-K.
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